Exhibit 10.21

February 5, 2016

PERSONAL & CONFIDENTIAL

Harry S. Palmin

[Address]

Dear Harry:

This letter confirms the decision by Acer Therapeutics Inc. (or the “Company”) to terminate your employment relationship with the Company effective as of February 5, 2016, your “Termination Date.”

The Company acknowledges that you are fully vested in 125,000 shares of the Company’s common stock.

After the Termination Date, and once the Company has raised more than $5,000,000 in aggregate funding, you will be paid a lump sum amount of one hundred fifty thousand ($150,000.00) dollars, minus taxes and withholdings, as payment in full of all deferred salary owed to you through the Termination Date (the “Deferred Salary”).

Severance Benefit

In consideration of the terms and conditions of this letter agreement, which is referred to as the “Separation Agreement and Release,” the Company will provide you with the following severance benefit:

The Company is willing to enter into a consulting agreement with you for period of three (3) months commencing on the Termination Date. Pursuant to the consulting agreement you will be paid $20,000 per month for a period of three (3) months and during the term of the agreement you will be expected to assist with a transition of your duties. This consulting agreement shall be deemed a severance benefit.

In order to receive the severance benefit, you will be required to agree to the release and other terms described in this Separation Agreement and Release by signing in the space below. You may have a period of twenty-one (21) days to consider these terms and whether to sign this Separation Agreement and Release, and you may revoke your signature on this agreement within seven (7) days of signing it. If you sign and do not revoke this Separation Agreement and Release, the severance benefit will be available on the first regular pay date following the expiration of seven (7) days after your signature on this letter agreement. If you elect to enter into consulting agreement you will instead be paid semi- monthly ($10,000 per payment) pursuant to the terms of that agreement. You are advised to consult an attorney before signing this letter agreement.

Please note that this Separation Agreement and Release is confidential and any and all communications about the Separation Agreement and Release should be limited to communications with the Company, your professional advisors or immediate family members only.

Please remember that you have continuing obligations to the Company under your Employee

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Nondisclosure and Developments Agreement, whether or not you sign this Separation Agreement and Release.

Your obligations under this Separation Agreement and Release are as follows:

1. You acknowledge and agree that, other than the Deferred Salary, you have been fully paid all compensation due and owing to you from any source of entitlement through the date that you sign this Separation Agreement and Release, including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, severance pay or other benefits. You further agree that the severance benefit referred to in this Separation Agreement and Release does not constitute compensation for your time worked and services rendered through your Termination Date, but rather constitutes consideration for the promises contained in this Separation Agreement and Release, and that such consideration is above and beyond any wages or salary or other sums to which you are entitled from the Company under the terms of your employment with Acer Therapeutics Inc. or under any other contract or law.

2. The following are conditions that you agree to in order to receive the severance benefit described above:

a. Acer Therapeutics Inc. Property. You are obligated to return all company property in your possession on your Termination Date. Acer Therapeutics Inc. property includes, by way of example only, computer equipment, computer files, passwords, peripherals, software, credit cards, security key cards, telephone cards, cell phone, keys, parking passes, car service cards, company identification cards, Company records and copies of records, correspondence and copies of correspondence and other books or manuals issued to you by the Company, or its affiliates. The value of any Company property that is not returned in a timely manner will be deducted from your severance benefit. Destruction of any Acer Therapeutics Inc. property will void the Company’s obligation to provide any of the benefits in this Separation Agreement and Release.

b. Confidentiality Agreement. You are reminded of your obligations under law and under your Employee Nondisclosure and Developments Agreement to not disclose any of Acer Therapeutics Inc.’ Confidential Information or Trade Secrets. “Confidential Information or Trade Secrets” means any Company proprietary information, technical data, trade secrets or know- how, including, but not limited to, research, product plans, products, services, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to you by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information and Trade Secrets also consist of any and all information of a confidential, proprietary, private, or secret nature which may apply or relate in any way to (i) the business, present or future, of Acer Therapeutics Inc., including but not limited to customer lists, contacts, vendors, mark-ups, profit/overhead percentages, any spreadsheet or computer-generated data regarding the project or business; (ii) the research and development activities of the Company; or (iii) the business of any collaboration partner or prospective client or customer of the Company. Confidential Information or Trade Secrets also includes all intellectual property created, invented or developed by employees of Acer Therapeutics Inc. that has not been made generally available

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to the public by Acer Therapeutics Inc. in its sole discretion.

You agree to keep the terms of this Agreement confidential and not to divulge the contents of this Agreement to any person other than to your immediate family members, financial advisors, and attorneys (so long as each such person agrees to be bound by the confidential nature of this Agreement), as required by court order or subpoena, or as necessary to complete tax returns.

All confidential information is Acer Therapeutics Inc. property and is of significant value to the Company, and Acer Therapeutics Inc. will take legal action to protect its proprietary information. Acer Therapeutics Inc. acknowledges, however, that you are free to use in a lawful way the experience you have obtained during your time of employment with Acer Therapeutics Inc. and with prior employers.

c. Release. For and in consideration of the severance benefit and other promises provided by Acer Therapeutics Inc. under this Separation Agreement and Release, you hereby voluntarily agree to release and hold harmless Acer Therapeutics Inc. and its affiliated corporations and bodies, and their present, future and former directors, founders, trustees, officers, agents, servants and employees, (collectively “the Releasees”), from any claims or liabilities that have arisen, or may have arisen, whether known or unknown, from any act done or not done in connection with, arising out of, or relating in any way to your employment by Acer Therapeutics Inc. at any time through the date of this Separation Agreement and Release and including the continuing effects of such acts done or not done, including but not limited to the termination of your employment and any events surrounding the termination of your employment.

This general release and waiver of claims specifically includes the release of any claims, whether at law or in equity, that you might bring against any of the Releasees, under any federal, state, Massachusetts or local law or regulation of any kind whatever, or under the common law, specifically including any claims under laws prohibiting employment discrimination such as the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (ADEA), Title VII of the Civil Rights Act of 1964 and 1990, as amended, 42 U.S.C. sec. 2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Section 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 26 U.S.C. Sections 1001-2008 et seq., the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Genetic information Nondiscrimination Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Act, the Massachusetts Payment off Wages Act, any Massachusetts leave laws, the Mass. Gen. Laws, and any other federal, state, commonwealth or local statute, rule or regulation regarding employment, as well as any claims for negligent or intentional infliction of emotional distress, pain and suffering, breach of contract, fraud, or any other unlawful behavior, as well as any claim under any express or implied employment or personal contract, whether such claims might arise in contract or in tort. The released claims do not include claims by you for any rights that cannot by law be released by private agreement.

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You further agree, promise, and covenant that neither you, nor any other person acting on your behalf, will bring an action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Releasees, relating to any claims or liabilities lawfully released in this Separation Agreement and Release. You agree not to seek damages or any relief based on claims released herein.

You agree that you will not voluntarily aid, provide any information to or assist in any capacity whatsoever any other employee or former employee of the Company or any Releasee or any other person in the pursuit of any claims, actions or proceedings brought against the Company or any Releasee, except in response to valid compulsory legal process or as otherwise required by law.

By signing this Agreement you are not waiving your right to file discrimination charges with the U.S. Equal Employment Opportunity Commission (“EEOC”) or state fair employment practices agency and/or communicate and cooperate with the EEOC or state fair employment practices agency.

3. You and Acer Therapeutics Inc. jointly agree that:

a. This Separation Agreement and Release is not intended to be and shall not be construed as an admission of wrongdoing or a violation of any legal or contractual duty by Acer Therapeutics Inc. or any of its affiliates. Acer Therapeutics Inc., on behalf of itself and its affiliates, hereby denies any wrongdoing in connection with your employment, and specifically with regard to the termination of your employment.

b. You and Acer Therapeutics Inc. recognize that each party must maintain continuous harmonious relations with the public and the business community. Acer Therapeutics Inc. will advise management not to malign or otherwise make negative statements about you. You agree not to malign or otherwise make negative statements about the Company, its employees or officers or any Company collaboration partner, and agree that you will not state that Acer Therapeutics Inc. or any Company collaboration partner treated you unfairly or illegally. You acknowledge that Acer Therapeutics Inc. will not provide employment references for former employees but that if asked for a reference Acer Therapeutics Inc. will confirm employment dates, job title and salary. Notwithstanding the foregoing, Acer Therapeutics Inc. will not waive any immunity under state law for employers that provide truthful references on former employees.

4. Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the ADEA and you agree that:

a. in consideration for the severance benefit and other consideration noted in this Separation Agreement and Release, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against Acer Therapeutics Inc. to the extent such ADEA rights and/or claims arose prior to the date this Separation Agreement and Release was executed;

b. You will have 7 additional days after you sign this Separation Agreement and Release

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to revoke it, and this agreement shall not become effective or enforceable until this revocation period has expired without your timely and proper revocation. If you choose to revoke this Separation Agreement and Release, you must contact me and send me written notice of your decision to revoke no later than 12:01 a.m. on the eighth calendar day after the date by which you have signed this Agreement. You expressly agree that, in the event you revoke this Separation Agreement and Release, this agreement shall be null and void and have no legal or binding effect whatsoever.

This Separation Agreement and Release entered into by you and Acer Therapeutics Inc. sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter thereof. If any portion of this Separation Agreement and Release is deemed unenforceable for any reason, the remaining portions will survive and control the parties hereto. The parties acknowledge that this Separation Agreement and Release is a joint product and shall not be construed for or against any party on the sole ground of authorship. The validity, performance and enforceability of this Separation Agreement and Release will be determined and governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

If you have any questions or require clarification on any of these matters, please contact me at your convenience.

Sincerely,

/s/ Chris Schelling

Chris Schelling

Agreed and Accepted:

Harry Palmin

/s/ Harry S. Palmin	February 12, 2016
Signature	Date

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